The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated August 27, 2026

September , 2026	Registration Statement Nos. 333-293684 and 333-293684-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the Russell 2000® Index, the State Street® Technology Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF due September 7, 2029

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

●The notes are designed for investors who seek a Contingent Interest Payment with respect to each Review Date for which the closing value of each of the Russell 2000® Index, the State Street® Technology Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF, which we refer to as the Underlyings, is greater than or equal to 70.00% of its Initial Value, which we refer to as an Interest Barrier.

●The notes may be redeemed early, in whole but not in part, at our option on any of the Interest Payment Dates (other than the first, second and final Interest Payment Dates).

●The earliest date on which the notes may be redeemed early is December 4, 2026.

●Investors should be willing to accept the risk of losing a significant portion or all of their principal and the risk that no Contingent Interest Payment may be made with respect to some or all Review Dates.

●Investors should also be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.

●The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

●Payments on the notes are not linked to a basket composed of the Underlyings. Payments on the notes are linked to the performance of each of the Underlyings individually, as described below.

●Minimum denominations of $1,000 and integral multiples thereof

●The notes are expected to price on or about September 1, 2026 and are expected to settle on or about September 4, 2026.

●CUSIP: 46661MKN3

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-7 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $9.50 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $977.00 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $900.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 3-I dated April 17, 2026, underlying supplement no. 1-I dated April 17, 2026, the prospectus and prospectus supplement, each dated April 17, 2026

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Underlyings: The Russell 2000® Index (Bloomberg ticker: RTY) (the “Index”) and the State Street® Technology Select Sector SPDR® ETF (Bloomberg ticker: XLK) and the State Street® Utilities Select Sector SPDR® ETF (Bloomberg ticker: XLU) (each a “Fund” and collectively, the “Funds”) (each of the Index and the Funds, an “Underlying” and collectively, the “Underlyings”)

Contingent Interest Payments:

If the notes have not been previously redeemed early and the closing value of each Underlying on any Review Date is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to at least $9.7917 (equivalent to a Contingent Interest Rate of at least 11.75% per annum, payable at a rate of at least 0.97917% per month) (to be provided in the pricing supplement).

If the closing value of any Underlying on any Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date.

Contingent Interest Rate: At least 11.75% per annum, payable at a rate of at least 0.97917% per month (to be provided in the pricing supplement)

Interest Barrier: With respect to each Underlying, 70.00% of its Initial Value

Trigger Value: With respect to each Underlying, 60.00% of its Initial Value

Pricing Date: On or about September 1, 2026

Original Issue Date (Settlement Date): On or about September 4, 2026

Review Dates*: As specified under “Key Terms Relating to the Review Dates and Interest Payment Dates” in this pricing supplement

Interest Payment Dates*: As specified under “Key Terms Relating to the Review Dates and Interest Payment Dates” in this pricing supplement

Maturity Date*: September 7, 2029

*Subject to postponement in the event of a market disruption event as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement or early acceleration in the event of an acceleration event as described under “General Terms of Notes — Consequences of an Acceleration Event” in the accompanying product supplement and “Selected Risk Considerations — We May Accelerate Your Notes If an Acceleration Event Occurs” in this pricing supplement

Early Redemption:

We, at our election, may redeem the notes early, in whole but not in part, on any of the Interest Payment Dates (other than the first, second and final Interest Payment Dates) at a price, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment, if any, applicable to the immediately preceding Review Date. If we intend to redeem your notes early, we will deliver notice to The Depository Trust Company, or DTC, at least three business days before the applicable Interest Payment Date on which the notes are redeemed early.

Payment at Maturity:

If the notes have not been redeemed early and the Final Value of each Underlying is greater than or equal to its Trigger Value, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment, if any, applicable to the final Review Date.

If the notes have not been redeemed early and the Final Value of any Underlying is less than its Trigger Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Least Performing Underlying Return)

If the notes have not been redeemed early and the Final Value of any Underlying is less than its Trigger Value, you will lose more than 40.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

Least Performing Underlying: The Underlying with the Least Performing Underlying Return

Least Performing Underlying Return: The lowest of the Underlying Returns of the Underlyings

Underlying Return:

With respect to each Underlying,

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Underlying, the closing value of that Underlying on the Pricing Date

Final Value: With respect to each Underlying, the closing value of that Underlying on the final Review Date

Share Adjustment Factor: With respect to each Fund, the Share Adjustment Factor is referenced in determining the closing value of that Fund and is set equal to 1.0 on the Pricing Date. The Share Adjustment Factor of each Fund is subject to adjustment upon the occurrence of certain events affecting that Fund. See “The Underlyings – Funds – Anti-Dilution Adjustments” in the accompanying product supplement for further information.

PS-1| Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the Russell 2000® Index, the State Street® Technology Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

Key Terms Relating to the Review Dates and Interest Payment Dates

Review Dates*: October 1, 2026, November 2, 2026, December 1, 2026, January 4, 2027, February 1, 2027, March 1, 2027, April 1, 2027, May 3, 2027, June 1, 2027, July 1, 2027, August 2, 2027, September 1, 2027, October 1, 2027, November 1, 2027, December 1, 2027, January 3, 2028, February 1, 2028, March 1, 2028, April 3, 2028, May 1, 2028, June 1, 2028, July 3, 2028, August 1, 2028, September 1, 2028, October 2, 2028, November 1, 2028, December 1, 2028, January 2, 2029, February 1, 2029, March 1, 2029, April 2, 2029, May 1, 2029, June 1, 2029, July 2, 2029, August 1, 2029 and September 4, 2029 (the “final Review Date”)

Interest Payment Dates*: October 6, 2026, November 5, 2026, December 4, 2026, January 7, 2027, February 4, 2027, March 4, 2027, April 6, 2027, May 6, 2027, June 4, 2027, July 7, 2027, August 5, 2027, September 7, 2027, October 6, 2027, November 4, 2027, December 6, 2027, January 6, 2028, February 4, 2028, March 6, 2028, April 6, 2028, May 4, 2028, June 6, 2028, July 7, 2028, August 4, 2028, September 7, 2028, October 5, 2028, November 6, 2028, December 6, 2028, January 5, 2029, February 6, 2029, March 6, 2029, April 5, 2029, May 4, 2029, June 6, 2029, July 6, 2029, August 6, 2029 and the Maturity Date

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement or early acceleration in the event of an acceleration event as described under “General Terms of Notes — Consequences of an Acceleration Event” in the accompanying product supplement and “Selected Risk Considerations — We May Accelerate Your Notes If an Acceleration Event Occurs” in this pricing supplement

PS-2| Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the Russell 2000® Index, the State Street® Technology Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

How the Notes Work

Payments in Connection with the First and Second Review Dates

First and Second Review Dates
Compare the closing value of each Underlying to its Interest Barrier on each Review Date.
The closing value of each Underlying is greater than or equal to its Interest Barrier.	You will receive a Contingent Interest Payment on the applicable Interest Payment Date. Proceed to the next Review Date.

The closing value of any Underlying is less than its Interest Barrier.	No Contingent Interest Payment will be made with respect to the applicable Review Date. Proceed to the next Review Date.

Payments in Connection with Review Dates (Other than the First, Second and Final Review Dates)

Review Dates (Other than the First, Second and Final Review Dates)
Compare the closing value of each Underlying to its Interest Barrier on each Review Date until the final Review Date or any early redemption.
	Early Redemption	No Early Redemption
The closing value of each Underlying is greater than or equal to its Interest Barrier.	You will receive (a) $1,000 plus (b) a Contingent Interest Payment on the applicable Interest Payment Date. No further payments will be made on the notes.	You will receive a Contingent Interest Payment on the applicable Interest Payment Date. Proceed to the next Review Date.
The closing value of any Underlying is less than its Interest Barrier.
	You will receive $1,000 on the applicable Interest Payment Date. No further payments will be made on the notes.	No Contingent Interest Payment will be made with respect to the applicable Review Date. Proceed to the next Review Date.

PS-3| Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the Russell 2000® Index, the State Street® Technology Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

Payment at Maturity If the Notes Have Not Been Redeemed Early

Review Dates Preceding the Final Review Date	Final Review Date	Payment at Maturity
The notes have not been redeemed early prior to the final Review Date.	The Final Value of each Underlying is greater than or equal to its Trigger Value.	You will receive (a) $1,000 plus (b) the Contingent Interest Payment, if any, applicable to the final Review Date.
Proceed to maturity
	The Final Value of any Underlying is less than its Trigger Value.	You will receive: $1,000 + ($1,000 × Least Performing Underlying Return) Under these circumstances, you will lose some or all of your principal amount at maturity.

PS-4| Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the Russell 2000® Index, the State Street® Technology Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

Total Contingent Interest Payments

The table below illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount note over the term of the notes based on a hypothetical Contingent Interest Rate of 11.75% per annum, depending on how many Contingent Interest Payments are made prior to early redemption or maturity. The actual Contingent Interest Rate will be provided in the pricing supplement and will be at least 11.75% per annum.

Number of Contingent Interest Payments	Total Contingent Interest Payments
36	$352.5000
35	$342.7083
34	$332.9167
33	$323.1250
32	$313.3333
31	$303.5417
30	$293.7500
29	$283.9583
28	$274.1667
27	$264.3750
26	$254.5833
25	$244.7917
24	$235.0000
23	$225.2083
22	$215.4167
21	$205.6250
20	$195.8333
19	$186.0417
18	$176.2500
17	$166.4583
16	$156.6667
15	$146.8750
14	$137.0833
13	$127.2917
12	$117.5000
11	$107.7083
10	$97.9167
9	$88.1250
8	$78.3333
7	$68.5417
6	$58.7500
5	$48.9583
4	$39.1667
3	$29.3750
2	$19.5833
1	$9.7917
0	$0.0000

PS-5| Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the Russell 2000® Index, the State Street® Technology Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

Hypothetical Payout Examples

The following examples illustrate payments on the notes linked to three hypothetical Underlyings, assuming a range of performances for the hypothetical Least Performing Underlying on the Review Dates. Solely for purposes of this section, the Least Performing Underlying with respect to each Review Date is the least performing of the Underlyings determined based on the closing value of each Underlying on that Review Date compared with its Initial Value.

The hypothetical payments set forth below assume the following:

●the notes have not been redeemed early;

●an Initial Value for each Underlying of 100.00;

●an Interest Barrier for each Underlying of 70.00 (equal to 70.00% of its hypothetical Initial Value);

●a Trigger Value for each Underlying of 60.00 (equal to 60.00% of its hypothetical Initial Value); and

●a Contingent Interest Rate of 11.75% per annum (payable at a rate of 0.97917% per month).

The hypothetical Initial Value of each Underlying of 100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Value of any Underlying.

The actual Initial Value of each Underlying will be the closing value of that Underlying on the Pricing Date and will be provided in the pricing supplement. For historical data regarding the actual closing values of each Underlying, please see the historical information set forth under “The Underlyings” in this pricing supplement.

Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1 — Notes have NOT been redeemed early and the Final Value of the Least Performing Underlying is greater than or equal to its Trigger Value and its Interest Barrier.

Date	Closing Value of Least Performing Underlying	Payment (per $1,000 principal amount note)
First Review Date	95.00	$9.7917
Second Review Date	85.00	$9.7917
Third through Thirty-Fifth Review Dates	Less than Interest Barrier	$0
Final Review Date	90.00	$1,009.7917
	Total Payment	$1,029.375 (2.9375% return)

Because the notes have not been redeemed early and the Final Value of the Least Performing Underlying is greater than or equal to its Trigger Value and its Interest Barrier, the payment at maturity, for each $1,000 principal amount note, will be $1,009.7917 (or $1,000 plus the Contingent Interest Payment applicable to the final Review Date). When added to the Contingent Interest Payments received with respect to the prior Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,029.375.

Example 2 — Notes have NOT been redeemed early and the Final Value of the Least Performing Underlying is less than its Interest Barrier but is greater than or equal to its Trigger Value.

Date	Closing Value of Least Performing Underlying	Payment (per $1,000 principal amount note)
First Review Date	95.00	$9.7917
Second Review Date	85.00	$9.7917
Third through Thirty-Fifth Review Dates	Less than Interest Barrier	$0
Final Review Date	60.00	$1,000.00
	Total Payment	$1,019.5833 (1.95833% return)

Because the notes have not been redeemed early and the Final Value of the Least Performing Underlying is less than its Interest Barrier but is greater than or equal to its Trigger Value, the payment at maturity, for each $1,000 principal amount note, will be $1,000.00. When added to the Contingent Interest Payments received with respect to the prior Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,019.5833.

PS-6| Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the Russell 2000® Index, the State Street® Technology Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

Example 3 — Notes have NOT been redeemed early and the Final Value of the Least Performing Underlying is less than its Trigger Value.

Date	Closing Value of Least Performing Underlying	Payment (per $1,000 principal amount note)
First Review Date	55.00	$0
Second Review Date	50.00	$0
Third through Thirty-Fifth Review Dates	Less than Interest Barrier	$0
Final Review Date	40.00	$400.00
	Total Payment	$400.00 (-60.00% return)

Because the notes have not been redeemed early, the Final Value of the Least Performing Underlying is less than its Trigger Value and the Least Performing Underlying Return is -60.00%, the payment at maturity will be $400.00 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-60.00%)] = $400.00

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and product supplement.

●YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —
The notes do not guarantee any return of principal. If the notes have not been redeemed early and the Final Value of any Underlying is less than its Trigger Value, you will lose 1% of the principal amount of your notes for every 1% that the Final Value of the Least Performing Underlying is less than its Initial Value. Accordingly, under these circumstances, you will lose more than 40.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

●THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL —
If the notes have not been redeemed early, we will make a Contingent Interest Payment with respect to a Review Date only if the closing value of each Underlying on that Review Date is greater than or equal to its Interest Barrier. If the closing value of any Underlying on that Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. Accordingly, if the closing value of any Underlying on each Review Date is less than its Interest Barrier, you will not receive any interest payments over the term of the notes.

●CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —
Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

●AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT ACTIVITIES AND HAS LIMITED ASSETS —
As a finance subsidiary of JPMorgan Chase & Co., we have no independent activities beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the notes. We are not an operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see “Risk Factors — Holders of securities issued by JPMorgan Financial may be subject to losses if JPMorgan Chase & Co. were to enter into a resolution” in the accompanying prospectus supplement.

●THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO THE SUM OF ANY CONTINGENT INTEREST PAYMENTS THAT MAY BE PAID OVER THE TERM OF THE NOTES,
regardless of any appreciation of any Underlying, which may be significant. You will not participate in any appreciation of any Underlying.

●POTENTIAL CONFLICTS —
We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

PS-7| Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the Russell 2000® Index, the State Street® Technology Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

●THERE ARE RISKS ASSOCIATED WITH THE FUNDS —
The Funds are subject to management risk, which is the risk that the investment strategies of the applicable Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market prices of the shares of the Funds and, consequently, the value of the notes.

●THE PERFORMANCE AND MARKET VALUE OF EACH FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE PERFORMANCE OF THAT FUND’S UNDERLYING INDEX AS WELL AS THE NET ASSET VALUE PER SHARE —
Each Fund does not fully replicate its Underlying Index (as defined under “The Underlyings” below) and may hold securities different from those included in its Underlying Index. In addition, the performance of each Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of each Fund and its Underlying Index. In addition, corporate actions with respect to the equity securities underlying each Fund (such as mergers and spin-offs) may impact the variance between the performances of that Fund and its Underlying Index. Finally, because the shares of each Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of each Fund may differ from the net asset value per share of that Fund.
During periods of market volatility, securities underlying each Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of that Fund and the liquidity of that Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of each Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of a Fund. As a result, under these circumstances, the market value of shares of a Fund may vary substantially from the net asset value per share of that Fund. For all of the foregoing reasons, the performance of each Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of that Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.

●AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS WITH RESPECT TO THE INDEX —
Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

●RISKS ASSOCIATED WITH THE UTILITIES SECTOR WITH RESPECT TO THE STATE STREET® UTILITIES SELECT SECTOR SPDR® ETF —
All or substantially all of the equity securities held by the State Street® Utilities Select Sector SPDR® ETF are issued by companies whose primary line of business is directly associated with the utilities sector.  As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers.  Utility companies are affected by supply and demand, operating costs, government regulation, environmental factors, liabilities for environmental damage and general civil liabilities and rate caps or rate changes.  Although rate changes of a regulated utility usually fluctuate in approximate correlation with financing costs, due to political and regulatory factors, rate changes ordinarily occur only following a delay after the changes in financing costs.  This factor will tend to favorably affect a regulated utility company’s earnings and dividends in times of decreasing costs, but conversely, will tend to adversely affect earnings and dividends when costs are rising.  The value of regulated utility equity securities may tend to have an inverse relationship to the movement of interest rates.  Certain utility companies have experienced full or partial deregulation in recent years.  These utility companies are frequently more similar to industrial companies in that they are subject to greater competition and have been permitted by regulators to diversify outside of their original geographic regions and their traditional lines of business.  These opportunities may permit certain utility companies to earn more than their traditional regulated rates of return.  Some companies, however, may be forced to defend their core business and may be less profitable.  In addition, natural disasters, terrorist attacks, government intervention or other factors may render a utility company’s equipment unusable or obsolete and negatively impact profitability.  Among the risks that may affect utility companies are the following: risks of increases in fuel and other operating costs; the high cost of borrowing to finance capital construction during inflationary periods; restrictions on operations and increased costs and delays associated with compliance with environmental and nuclear safety regulations; and the difficulties involved in obtaining natural gas for resale or fuel for generating electricity at reasonable prices.  Other risks include those related to the construction and operation of nuclear power plants, the effects of energy conservation and the effects of regulatory changes.  These factors could affect the utilities sector and could affect the value of the equity securities held by the State Street® Utilities Select Sector SPDR® ETF and the price of the State Street® Utilities Select Sector SPDR® ETF during the term of the notes, which may adversely affect the value of your notes.

●RISKS ASSOCIATED WITH THE TECHNOLOGY SECTOR WITH RESPECT TO THE STATE STREET® TECHNOLOGY SELECT SECTOR SPDR® ETF —
All or substantially all of the equity securities held by the State Street® Technology Select Sector SPDR® ETF are issued by companies whose primary line of business is directly associated with the technology sector. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. The value of stocks of technology companies and companies that rely heavily on technology is particularly vulnerable to rapid changes in technology product cycles, rapid product obsolescence, government regulation and competition, both domestically and internationally, including competition from foreign competitors with lower production costs. Stocks of technology companies and companies that rely heavily on technology, especially those of smaller, less-seasoned companies, tend to be more volatile than the overall market. Technology companies are heavily dependent on patent and intellectual property rights, the loss or impairment of which may adversely affect profitability. Additionally, companies in the technology sector may face dramatic and often unpredictable changes in growth rates and competition for the services of qualified personnel. These factors could affect the technology sector and could affect the value of the equity securities held by the State Street® Technology Select Sector SPDR® ETF and the price of the State Street® Technology Select Sector SPDR® ETF during the term of the notes, which may adversely affect the value of your notes.

PS-8| Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the Russell 2000® Index, the State Street® Technology Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

●YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE VALUE OF EACH UNDERLYING —
Payments on the notes are not linked to a basket composed of the Underlyings and are contingent upon the performance of each individual Underlying. Poor performance by any of the Underlyings over the term of the notes may negatively affect whether you will receive a Contingent Interest Payment on any Interest Payment Date and your payment at maturity and will not be offset or mitigated by positive performance by any other Underlying.

●YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE LEAST PERFORMING UNDERLYING.

●THE BENEFIT PROVIDED BY THE TRIGGER VALUE MAY TERMINATE ON THE FINAL REVIEW DATE —
If the Final Value of any Underlying is less than its Trigger Value and the notes have not been redeemed early, the benefit provided by the Trigger Value will terminate and you will be fully exposed to any depreciation of the Least Performing Underlying.

●THE OPTIONAL EARLY REDEMPTION FEATURE MAY FORCE A POTENTIAL EARLY EXIT —
If we elect to redeem your notes early, the term of the notes may be reduced to as short as approximately three months and you will not receive any Contingent Interest Payments after the applicable Interest Payment Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk. Even in cases where we elect to redeem your notes before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.

●YOU WILL NOT RECEIVE DIVIDENDS ON EITHER FUND OR THE SECURITIES INCLUDED IN OR HELD BY ANY UNDERLYING OR HAVE ANY RIGHTS WITH RESPECT TO EITHER FUND OR THOSE SECURITIES.

●THE ANTI-DILUTION PROTECTION FOR THE FUNDS IS LIMITED —
The calculation agent will make adjustments to the Share Adjustment Factor for each Fund for certain events affecting the shares of that Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Funds. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

●THE RISK OF THE CLOSING VALUE OF AN UNDERLYING FALLING BELOW ITS INTEREST BARRIER OR TRIGGER VALUE IS GREATER IF THE VALUE OF THAT UNDERLYING IS VOLATILE.

●WE MAY ACCELERATE YOUR NOTES IF AN ACCELERATION EVENT OCCURS —
Upon the announcement or occurrence of an acceleration event, we may, in our sole and absolute discretion, accelerate the payment on your notes and pay you an amount determined by the calculation agent in good faith and in a commercially reasonable manner by reference to the values of any fixed-income debt component and any derivatives underlying the economic terms of the notes as of the date of the notice of acceleration. An acceleration event means a Fund is delisted, liquidated or otherwise terminated and the calculation agent determines, in its sole discretion, that no successor fund is available. If the payment on your notes is accelerated, your investment may result in a loss, and you may not be able to reinvest your money in a comparable investment. Please see “The Underlyings — Funds — Discontinuation or Modification of a Fund” in the accompanying product supplement for more information.

●LACK OF LIQUIDITY —
The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

●THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —
You should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Contingent Interest Rate.

●THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —
The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, the estimated cost of hedging our obligations under the notes and the fees, if any, paid for third-party data analytics and/or electronic platform services. See “The Estimated Value of the Notes” in this pricing supplement.

●THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —
See “The Estimated Value of the Notes” in this pricing supplement.

●THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —
The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

PS-9| Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the Russell 2000® Index, the State Street® Technology Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

●THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —
We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

●SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —
Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, estimated hedging costs and fees, if any, paid for third-party data analytics and/or electronic platform services that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount and/or fees for use of an electronic platform to facilitate secondary market activity. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

●SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —
The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the values of the Underlyings. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

PS-10| Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the Russell 2000® Index, the State Street® Technology Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

The Underlyings

The Russell 2000® Index measures the capitalization-weighted price performance of 2,000 U.S. small-capitalization stocks listed on eligible U.S. exchanges and is designed to track the performance of the small-capitalization segment of the U.S. equity market. The companies included in the Russell 2000® Index are the middle 2,000 of the companies that form the Russell 3000ETM Index, which is composed of the 4,000 largest U.S. companies as determined by total market capitalization and represents approximately 99% of the U.S. equity market. For additional information about the Russell 2000® Index, see “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement.

The State Street® Technology Select Sector SPDR® ETF is an exchange-traded fund of the Select Sector SPDR® Trust, a registered investment company, that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Technology Select Sector Index, which we refer to as the Underlying Index with respect to the State Street® Technology Select Sector SPDR® ETF. The Technology Select Sector Index is a capped modified market capitalization-weighted index that measures the performance of the GICS® information technology sector of the S&P 500® Index, which currently includes companies in the following industries: IT services; software; communications equipment; technology hardware, storage and peripherals; electronic equipment, instruments and components; and semiconductors and semiconductor equipment. For additional information about the State Street® Technology Sector SPDR® ETF, see “Fund Descriptions — The State Street® Select Sector SPDR® ETFs” in the accompanying underlying supplement.

The State Street® Utilities Select Sector SPDR® ETF is an exchange-traded fund of the Select Sector SPDR® Trust, a registered investment company, that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Utilities Select Sector Index, which we refer to as the Underlying Index with respect to the State Street® Utilities Select Sector SPDR® ETF.  The Utilities Select Sector Index is a capped modified market capitalization-weighted index that measures the performance of the GICS® utilities sector of the S&P 500® Index, which currently includes companies in the following industries: electric utilities;  gas utilities; multi-utilities; water utilities; and independent power and renewable electricity producers.  For additional information about the State Street® Utilities Select Sector SPDR® ETF, see “Fund Descriptions — The State Street® Select Sector SPDR® ETFs” in the accompanying underlying supplement.

Historical Information

The following graphs set forth the historical performance of each Underlying based on the weekly historical closing values from January 8, 2021 through August 21, 2026. The closing value of the Russell 2000® Index on August 26, 2026 was 3,005.900. The closing value of the State Street® Technology Select Sector SPDR® ETF on August 26, 2026 was $182.84. The closing value of the State Street® Utilities Select Sector SPDR® ETF on August 26, 2026 was $43.51. We obtained the closing values above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing values of the Funds above and below may have been adjusted by Bloomberg for actions taken by the Funds, such as stock splits.

The historical closing values of each Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing value of any Underlying on the Pricing Date or any Review Date. There can be no assurance that the performance of the Underlyings will result in the return of any of your principal amount or the payment of any interest.

Historical Performance of the Russell 2000® Index Source: Bloomberg

PS-11| Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the Russell 2000® Index, the State Street® Technology Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

Historical Performance of the State Street® Technology Select Sector SPDR® ETF Source: Bloomberg

Historical Performance of the State Street® Utilities Select Sector SPDR® ETF Source: Bloomberg

Tax Treatment

You should review carefully the section entitled “United States Federal Taxation” in the accompanying prospectus supplement. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “United States Federal Taxation — Tax Consequences to U.S. Holders — Program Securities Treated as Prepaid Financial Contracts with Associated Coupons” in the accompanying prospectus supplement. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. The discussions above and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the notice described above.

PS-12| Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the Russell 2000® Index, the State Street® Technology Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

Non-U.S. Holders — Tax Considerations.  The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), it is expected that withholding agents will (and we, if we are the withholding agent, intend to) withhold on any Contingent Interest Payment paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the notes must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the notes, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

PS-13| Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the Russell 2000® Index, the State Street® Technology Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, the estimated cost of hedging our obligations under the notes and the fees, if any, paid for third-party data analytics and/or electronic platform services. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs, our internal secondary market funding rates for structured debt issuances and the fees paid for third-party data analytics and/or electronic platform services. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “How the Notes Work” and “Hypothetical Payout Examples” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Underlyings” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes, plus the fees, if any, paid for third-party data analytics and/or electronic platform services.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

PS-14| Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the Russell 2000® Index, the State Street® Technology Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●Product supplement no. 3-I dated April 17, 2026:
http://www.sec.gov/Archives/edgar/data/19617/000121390026045198/ea0285802-20_424b2.pdf

●Underlying supplement no. 1-I dated April 17, 2026:
http://www.sec.gov/Archives/edgar/data/19617/000121390026045209/ea0285802-11_424b2.pdf

●Prospectus supplement and prospectus, each dated April 17, 2026:
http://www.sec.gov/Archives/edgar/data/19617/000095010326005889/crt_dp245141-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-15| Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the Russell 2000® Index, the State Street® Technology Select Sector SPDR® ETF and the State Street® Utilities Select Sector SPDR® ETF